As filed with the Securities and Exchange Commission on March 6, 2014.

Registration No. 333-150386

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

APPLE REIT EIGHT, INC.
(Apple REIT Eight, Inc., formerly Apple Eight Acquisition Sub, Inc., as successor by merger to Apple REIT Eight, Inc.)
(Exact name of registrant as specified in charter)

Commonwealth of Virginia	20-8268625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin G. Knight
President and Chief Executive Officer
814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process for Apple REIT Eight, Inc., formerly Apple Eight Acquisition Sub, Inc., as successor by merger to Apple REIT Eight, Inc.)

Copies to:
Martin B. Richards, Esq.
David F. Kurzawa, Esq.
McGuireWoods LLP
One James Center
901 East Carey Street
Richmond, Virginia 23219

Approximate date of commencement of proposed sale to the public:  Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (Registration No. 333-150386) filed by Apple REIT Eight, Inc. (the “Company”) with the Securities and Exchange Commission on April 23, 2008 registering 10,000,000 Units, no par value, relating to the Company’s Dividend Reinvestment Plan, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”).

Effective March 1, 2014, pursuant to the Agreement and Plan of Merger, dated as of August 7, 2013, as amended, by and among the Company, Apple REIT Seven, Inc., a Virginia corporation, Apple REIT Nine, Inc., a Virginia corporation, Apple Seven Acquisition Sub, Inc., a Virginia corporation, and Apple Eight Acquisition Sub, Inc., a Virginia corporation (“Eight Acquisition Sub”), the Company merged with and into Eight Acquisition Sub and the separate corporate existence of the Company thereupon ended.  Following the merger, Eight Acquisition Sub changed its name to Apple REIT Eight, Inc.  As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement.  Accordingly, pursuant to an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all Units that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 6th day of March, 2014.

APPLE REIT EIGHT, INC.
formerly Apple Eight Acquisition Sub, Inc. and as successor by merger to Apple REIT Eight, Inc.

By:       /s/ Justin Knight
Name:       Justin Knight
Title:         President and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.